Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated as of July 30, 2012, is by and between STEPHEN C. GREEN (“Executive”), THE JACKSONVILLE BANK (the “Bank”) and the Bank’s parent corporation JACKSONVILLE BANCORP, INC. (the “Company”).

The Bank desires to employ Executive as Chief Executive Officer, and the Company desires to employ Executive as President and Chief Executive Officer, in each case subject to any required regulatory approvals, and Executive desires to serve in such positions.

As an inducement to continue his employment with the Bank and the Company, the Bank and the Company desire to enter into this Agreement to set forth the terms of his employment, and to provide for certain payments contingent upon a Change in Control (as defined in Section 4(c)).

Executive desires to enter into the Agreement and to continue to devote his full time business efforts to the Bank and the Company.

Therefore, the parties agree as follows:

1. Employment.

(a) Bank. The Bank shall employ Executive as Chief Executive Officer of the Bank with the duties, responsibilities and powers of such office as provided in the Bank’s bylaws, as assigned to him as of the date set forth above and as customarily associated with such office and/or assigned to him by the Board of Directors of the Bank, and Executive shall serve the Bank in such capacity during the term of this Agreement. Executive acknowledges and agrees that such duties, responsibilities and powers may be changed from time to time by the Board of Directors of the Bank, that the position held by Executive may be changed or Executive’s employment may terminated pursuant to Section 4(c) by action of the Board of Directors of the Bank prior to a Change in Control and that such a change in position, duties, responsibilities, or powers or a termination of employment pursuant to Section 4(c), whether prior to or following a Change in Control, shall not entitle Executive to the benefits provided for in Section 5(c), unless such change or termination is not made in good faith.

(b) Company. The Company shall employ Executive as President and Chief Executive Officer of the Company with the duties, responsibilities and powers of such office as assigned to him as of the date set forth above and as customarily associated with such offices and/or as assigned to him by the Board of Directors of the Company, and Executive shall serve the Company in such capacities during the term of this Agreement. Executive acknowledges and agrees that such duties, responsibilities and powers may be changed from time to time by the Board of Directors of the Company, that the positions held by the Executive may be changed or that Executive’s employment may be terminated pursuant to Section 4(c) by action of the Board of Directors of the Company prior to a Change in Control and that such a change in position, duties, responsibilities, or powers or a termination of employment pursuant to Section 4(c) whether prior to or following a Change in Control shall not entitle Executive to the benefits provided for in Section 5(c), unless such change or termination is not made in good faith. Executive acknowledges and agrees that he shall not receive any separate compensation for his service to the Company.

(c) Executive, the Bank and the Company shall cooperate and use their respective commercially reasonable best efforts to obtain necessary regulatory approvals for Executive’s service under Sections 1(a) and 1(b) above.

(d) Executive represents, warrants and covenants to the Bank and the Company that he is available immediately to commence his duties hereunder and that this Agreement and his performance of services hereunder does not breach or conflict with any other agreements or instruments to which Executive is a party or may be bound, and that he shall faithfully and diligently discharge his duties and responsibilities under this Agreement, and shall use his best efforts to implement the policies established by the Board of Directors of each of the Bank and the Company.

(e) During the term of this Agreement, Executive shall devote his full and exclusive business time, attention, energy and skill to the business of the Bank and the Company, to the promotion of the interests of the Bank and the Company and to the fulfillment of Executive’s obligations hereunder.

(f) During the term of this Agreement, at appropriate intervals, the Bank and the Company shall nominate Executive as a candidate for election or re-election to their respective Boards of Directors.

2. Term. The initial term of this Agreement shall be three years from the date hereof, unless further extended by mutual consent of the Bank, the Company and Executive or sooner terminated as herein provided. Unless written notice of non-renewal is given by any party hereto no less than 90 days prior to the end of the initial term hereof or any subsequent renewal term hereof, this Agreement shall automatically be extended on the last day of the initial term or any subsequent renewal term for an additional one-year term, unless sooner terminated by either party.

3. Compensation and Benefits.

(a) The Bank shall pay or provide to Executive the following items as compensation for his service hereunder:

(i) A base salary of $300,000 per year, in equal installments in accordance with the Bank’s standard payroll practices, reduced appropriately by deductions and withholdings for federal, state and local income taxes, Social Security taxes and other deductions (collectively, “Deductions and Withholdings”) required by applicable laws (the “Base Salary”), which Base Salary may be increased from time to time by and at the sole discretion of the Company’s Board of Directors (or a committee thereof).

(ii) For each fiscal year during the term of this Agreement, an annual bonus (the “Annual Bonus”) in cash of up to $100,000 (the actual amount to be at the sole discretion of the Company’s Board of Directors (or committee thereof)), payable no later than the 15th day of the third month after the end of the Bank’s fiscal year to which the Annual Bonus relates, and subject to applicable Deductions and Withholdings.

(iii) If, at any time during the first year of the initial term of this Agreement, the Company sells, in a transaction or series of related transactions (collectively, the “Recapitalization”), at least $50.0 million in common stock (or preferred stock convertible into common stock) to investors (excluding any grants of equity to employees pursuant to any Company equity incentive plan), then Executive shall be awarded an award of restricted shares of the Company’s common stock (the “Equity Award”) in an amount equal to two percent (2.0%) of the aggregate number of shares of common stock issued in the Recapitalization (or issuable upon conversion of convertible preferred stock issued in the Recapitalization, as applicable). The Equity Award shall be pursuant and subject to the Company’s Stock Option Plan (or other shareholder-approved plan) and shall be further subject to any required (i) regulatory approvals or regulatory restrictions imposed by federal or state banking laws, and (ii) shareholder approvals. The Equity Award shall vest 20% upon closing of the Recapitalization (or, if the Recapitalization consists of a series of related transactions, upon the closing of the final transaction of such series); 40% upon the first anniversary of such closing; and 40% upon the second anniversary of such closing.

(iv) Reimbursement for authorized expenses (evidenced by an itemized account of such expenses timely submitted by the Executive to the Bank), according to the Bank’s established policies, within 30 calendar days following the date on which Executive incurs the expenses, but, in each case, no later than December 31 of the year following the year in which the Executive incurs the related expenses; provided that in no event shall the reimbursements or in-kind benefits to be provided by the Company or the Bank in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, all reimbursements relating to the Additional Delayed Payments (as defined in Section 9) shall be made on the Permissible Payment Date (as defined in Section 9).

(v) Paid vacation time each year pursuant to the Bank’s policy as it may be revised from time to time.

(vi) Participation in all medical and health care benefit plans through health insurance, corporate funds, medical reimbursement plans or other plans, if any, provided, or to be provided, by the Bank for its employees (“Benefit Plans”).

(b) The above-stated terms of compensation shall not be deemed exclusive or prevent Executive from receiving any other compensation, including, without limitation, bonuses provided by the Bank and/or the Company. Executive shall be entitled to participate in all current and future employee benefit plans and arrangements in which the executive officers of the Company or the Bank are permitted to participate. Executive acknowledges and agrees that the Company does not separately compensate its officers who are also officers of the Bank and that no compensation or other benefits will be payable by the Company hereunder. The foregoing notwithstanding, the Equity Award shall be the sole equity award to Executive during the term of this Agreement.

(c) The payment of any Annual Bonus shall be subject to any approvals or non-objections required by any regulator of the Company or the Bank, and it is understood by the parties that it is contemplated that Executive will not be eligible to receive any such Annual Bonus or other short-term incentive compensation while the Company or the Bank is subject to restrictions imposed by any written agreements with any bank regulatory authority, or otherwise restricted under applicable law.

(d) Executive agrees to repay any incentive compensation previously paid or otherwise made available to him that is subject to recovery under any applicable law (including any rule of Nasdaq or any other applicable securities exchange or service through which the securities of the Company are then traded) where such incentive compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Company or the Bank. Executive agrees to return promptly any such incentive compensation identified by the Company or the Bank. If Executive fails to return such incentive compensation promptly, Executive agrees that the amount of such incentive compensation may be deducted from any and all other compensation owed to Executive. Executive acknowledges that the Company or the Bank may take appropriate disciplinary action (up to, and including, termination of employment) if Executive fails to return such incentive compensation. The provisions of this Section 3(d) shall be modified to the extent, and remain in effect for the period, required by applicable law.

4. Termination. Executives’ employment under this Agreement shall terminate, and the effective date of termination shall be referred to as the “Termination Date” upon the occurrence of the following events or circumstances:

(a) Death or Permanent Disability. Upon Executive’s death or upon written notice from the Bank or the Company to Executive, or from Executive to the Bank, in the event Executive becomes “permanently disabled”. For purposes of this Agreement, Executive shall be deemed “permanently disabled” if he has been disabled by bodily or mental illness, disease, or injury, to the extent that, in the opinion of the Board of Directors of the Bank, he is materially prevented from performing the duties of his employment hereunder, and provided further that such disability has continued substantially for six (6) months. If requested by the Bank, Executive shall submit to an examination by a physician selected by the Bank for the purpose of determining or confirming the existence or extent of any disability;

(b) Cause. Upon written notice from the Bank or the Company to Executive for “cause.” For purposes of this Agreement, “cause” shall be (i) a willful and continued failure by Executive to perform his duties as provided in Section 1 above (other than due to disability); (ii) a breach by Executive of his duties hereunder or his fiduciary duties of loyalty, care or good faith to the Bank or the Company; (iii) a violation by Executive of any provision of this Agreement; (iv) a conviction or the entering of a plea of nolo contendere or similar plea by Executive for any felony or any crime involving fraud, dishonesty or a breach of trust; (v) a breach of the Company’s Code of Ethics, (vi) commission by Executive of a willful or negligent act which causes material harm to the Bank or the Company; (vii) absenteeism, alcoholism or other form of drug or other addiction; (viii) any violation of laws or regulations such that Executive ceases to be eligible to serve as an executive officer of a depository institution or a depository institution holding company; or (ix) Executive becomes ineligible to be bonded at costs consistent with the Bank’s and/or the Company’s other executive officers. In addition, if Executive shall terminate his employment asserting a breach of this Agreement by the Bank and/or the Company in accordance with Section 4(d), and it is ultimately determined that no reasonable basis existed for Executive’s termination on account of the alleged default of the Bank and/or the Company, such event shall be deemed to be for “cause” pursuant hereto. Any notice of termination of Executive’s employment with the Bank for cause shall set forth, in reasonable detail, the facts and circumstances claimed to provide the basis for termination of his employment under the provisions contained herein;

(c) Change in Control. Upon written notice by Executive to the Company following a “Change in Control” (as defined in this Section 4(c)), and provided further that Executive also is entitled at the date of such notice to terminate his employment pursuant to and in accordance with Section 4(d) for breach by the Company and/or the Bank or under Section 4(e) for change in position or duties, in either case within one year following the effective date of such Change in Control (the “Effective Date”). As used herein, a “Change in Control” shall be deemed to have occurred if:

(i) any “person” or “group” (as such terms are used and defined in the Securities Exchange Act of 1934, as amended (the “1934 Act”), Sections 13(d) and 14(d)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”). Notwithstanding the immediately preceding sentence, the following events shall not be deemed to be a Change in Control: (A) any acquisition by a person or group who is, on the date hereof, the beneficial owner of 25% or more of the outstanding Company Voting Securities (a “Controlling Person”) or any person or entity as of the date of determination controlled (“Controlled Person”) (for purposes of the Bank Holding Company Act of 1956) by a Controlling Person, (B) an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding and thereby results in any person or group (other than a Controlling Person or a Controlled Person) beneficially owning 25% or more of the outstanding Company Voting Securities, (C) an acquisition of Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any parent or subsidiary thereof, (D) an acquisition of Company Voting Securities by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities, or (E) a transaction in which Company Voting Securities are acquired from the Company, if a majority of the directors who, prior to the Effective Date of such Change in Control, constitute the Company’s board of directors (the “Incumbent Directors”) approve a resolution expressly providing that such transaction does not constitute a Change in Control;

(ii) the Company consummates a reorganization, merger, consolidation, statutory share exchange or similar transaction involving the Company with any person or entity other than a Controlling Person or a Controlled Person that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in such transaction (a “Reorganization”), or consummates the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) to a person or entity that is not an affiliate of the Company, a Controlling Person or a Controlled Person, unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the person or entity resulting from such Reorganization or the person or entity which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation or entity that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and (B) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale; or

(iii) the Company’s board of directors and/or shareholders approve a complete liquidation or dissolution of the Company in a transaction or series of transactions;

(d) Breach. Upon written notice from Executive to the Bank and the Company of the Bank’s and/or the Company’s failure to comply with any material provision of this Agreement, provided that the Bank or the Company, as the case may be, shall have thirty (30) days from the receipt of such notice to cure any such failure under this Agreement. Upon the cure of such failure, Executive shall have no right to terminate his employment under the provisions of this Section 4(d). Any notice of termination of Executive’s employment with the Bank or the Company for breach under this Section 4(d) shall set forth, in reasonable detail, the facts and circumstances claimed to provide the basis for termination of his employment under the provisions contained herein;

(e) Change in Position or Duties. Upon written notice from Executive to the Bank, in the event that Executive is not elected Chief Executive Officer of the Bank other than as a result of termination for cause or regulatory action or request, or upon written notice from Executive to the Company, in the event that Executive is not elected President and Chief Executive Officer of the Company, with substantially all the duties and powers which are customarily associated with such offices, or in the event the duties and powers assigned to Executive by the Board of Directors are reduced to substantially less than the duties and powers which are customarily associated with such offices. The Bank or the Company shall have 30 days from the receipt of such notice to cure any such failure under this Agreement. Upon the cure of such failure, Executive shall have no right to terminate his employment under this Section 4(e). Any notice of termination of Executive’s employment with the Bank or the Company for a change as set forth under this Section 4(e) shall set forth, in reasonable detail, the facts and circumstances claimed to provide the basis for termination of his employment under the provisions contained herein;

(f) Performance. Upon written notice from the Company and/or the Bank upon a determination by the Company’s or the Bank’s Board of Directors that Executive’s performance is not satisfactory; or

(g) Notice of Non-Renewal. Upon the expiration of the initial or any subsequent term of this Agreement following Bank’s or Executive’s notice of non-renewal as set forth in Section 2.

If Executive is a member of the Board of Directors of either the Company or the Bank and Executive’s employment is terminated by pursuant to this Section 4, Executive shall immediately resign from his position(s) on the Board(s) of Directors, effective as of the Termination Date.

5. Compensation and Benefits Payable upon Termination.

(a) Death. Upon Executive’s death, the Bank shall pay Executive’s Base Salary through the date of Executive’s death as well as any other compensation to which Executive has earned and is then entitled to as provided herein.

(b) Permanent Disability. In the event Executive becomes permanently disabled and is terminated pursuant to Section 4(a), the Bank shall pay to Executive the Base Salary through the Termination Date, provided that such payments shall be reduced by any amounts received by Executive under the Bank’s long term disability plan or from any other collateral source payable due to disability including, without limitation, Social Security benefits.

(c) Termination.

(i) By Executive. If Executive’s employment is terminated by Executive pursuant to and in accordance with Section 4(d) for breach of this Agreement by the Company and/or the Bank or Section 4(e) for a change in position or duties, whether or not following a Change in Control, the Bank (or its successor) shall continue to pay to Executive or his estate or beneficiaries, his Base Salary, in equal installments in accordance with the Bank’s standard payroll practices, for a period of one year following the Termination Date, and all awards of restricted stock of the Company held by the Executive as of the Termination Date shall be immediately vested.

(ii) Death or Permanent Disability. Upon the death or disability of Executive, the Bank (or its successor) shall continue to pay to Executive or his estate or beneficiaries, his Base Salary, in equal installments in accordance with the Bank’s standard payroll practices, for a period of one year following the Termination Date, and all awards of restricted stock of the Company held by the Executive but not vested as of the Termination Date shall be immediately forfeited and shall no longer represent any right to the shares of common stock covered thereby.

(iii) By the Company or Bank. If Executive’s employment is terminated by the Company or the Bank pursuant to Section 4(b) for cause or for any reason pursuant to Section 4(f) (performance), the Bank (or its successor) shall pay Executive a total of his Base Salary, in equal installments in accordance with the Bank’s standard payroll practices, for a period of one year following the Termination Date. In addition, all unvested awards of restricted stock of the Company held by the Executive as of the Termination Date shall be immediately forfeited and shall no longer represent any right to the shares of common stock covered thereby.

(iv) Other Termination. In the event termination is for any reason other than as described in Sections 5(c)(i)-(iii), the Bank shall pay Executive his Base Salary through the Termination Date and no other compensation or benefits shall be paid to Executive hereunder; provided, however, that nothing herein shall be deemed to limit his rights under any other benefit, retirement, stock option or pension plan of the Bank or the Company that are fully vested as of the Termination Date, and the terms of those plans, programs or arrangements shall govern.

(d) Other Terms of Severance. The compensation and benefits payable under Section 5(c) are hereinafter referred to as “Severance Benefits”. The payment of Severance Benefits is in recognition and consideration of the value of services by Executive to the Bank and the Company and is not in any way to be construed as a penalty or damages. Executive shall not be required to mitigate the amount of any payment of Severance Benefits by seeking other employment or otherwise. The payment of Severance Benefits shall not affect any other sums or benefits otherwise payable to Executive under any other employment compensation or benefit or welfare plan of the Company or the Bank. The timing of payment or provision of Severance Benefits is subject to Section 9. All Severance Benefits and other payments and benefits hereunder shall be subject to, and limited by, 12 U.S.C. 1828(k) and 12 C.F.R. Part 359, and the prior receipt of necessary regulatory approvals. The Bank shall have no obligations to pay any taxes owed by Executive or to gross-up any payment or consideration hereunder for taxes and shall have no obligation to pay or deliver any consideration that would be subject to Internal Revenue Code of 1986 Sections 280G or 409A.

(e) Notwithstanding any other provision of this Agreement to the contrary, as a condition of any Severance Payment, Executive shall execute within 21 days following the Termination Date complete, irrevocable, enforceable release and non-disparagement agreement in the form provided by the Company. All Severance Payments shall accrue from the Termination Date and, notwithstanding the timing provisions under Section 5(c), shall be made or commence on the 60th day following the Termination Date, with any accrued but unpaid Severance Payment being paid on the date of the first payment.

6. Non-Competition and Non-Disclosure.

(a) To induce the Bank and the Company to enter into this Agreement, Executive agrees that while employed by the Bank or the Company and during the term of this Agreement and for a period of one year after the termination of employment or service of Executive hereunder (the “Restricted Period”), Executive shall not, within Jacksonville, Florida Metropolitan Statistical Area or any county where the Bank has offices as of the Termination Date (the “Restricted Area”), as principal, agent, trustee or through the agency or on behalf of any person or entity, (i) engage in the business of banking, fiduciary services, securities or insurance brokerage, investment management or services, lending or deposit taking (individually and collectively, the “Business”), (ii) control or beneficially own (directly or indirectly) 5% or more of the outstanding capital stock or other ownership interest (a “Principal Shareholder”) of any person or entity engaged in or controlling any such Business other than the Company or Bank, or (iii) serve as an officer, director, trustee, agent or employee of any corporation, or as a member, partner, employee or agent of any limited liability company or partnership, or as an owner, trustee, employee or agent of any other business or entity, which directly or indirectly conducts such Business within the Restricted Area. Following termination of Executive’s employment with the Bank and for the remainder of the Restricted Period, Executive shall not solicit any officer or employee of the Bank, the Company, or any of their affiliates to leave their employment, or any director of the Bank, the Company, or any of their affiliates to terminate his or her service as such, or any director, officer or employee to become a director, officer or employee of any other person or entity engaged in the Business for any reason or otherwise interfere with any employment relationships of the Company, the Bank, or their affiliates. In the event that the provisions of this Section 6(a) should be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed automatically to the maximum time or geographic limitations so permitted.

(b) Executive recognizes and acknowledges that he has had, and as a director and an officer of the Company and the Bank will have, access to certain confidential information of the Company, the Bank and their respective subsidiaries and affiliates, including customer information and lists, credit information, organization, pricing, mark-ups, commissions, and other information and that all such information constitutes proprietary valuable, special and unique property belonging solely to the Company, the Bank and their subsidiaries and affiliates. Such information, together with any information regarded as “trade secrets” under Florida law, is herein referred to as “Trade Secrets”. Executive will not disclose or directly or indirectly utilize, in any manner, any such Trade Secrets for his own benefit or the benefit of anyone other than the Company, Bank and their subsidiaries and affiliates or disclose Trade Secrets to anyone other than bank regulatory agencies or to a court upon order thereof.

(c) Executive acknowledges and agrees that the payments for services hereunder, and his rights and benefits under this Agreement are contingent upon his compliance with the provisions of this Section 6. Executive recognizes and agrees that the Company and the Bank will suffer irreparable harm in the event that Executive violates any of the provisions of this Section 6. Executive and the Company and the Bank understand and agree that the purpose of this Section 6 is to protect the Company’s and the Bank’s legitimate business interests, and is not intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive and the Company and the Bank acknowledge and agree that the provisions of this Section 6 are not made in connection with any former services for the Company or the Bank provided by Executive, but rather are intended to protect the Company’s and the Bank’s interests. Executive hereby acknowledges that the restrictions set forth in this Section 6 are reasonable and that they do not, and will not, unduly impair his ability to earn a living.

(d) In the event of a breach or threatened breach by Executive of the provisions of this Section 6, the Company, the Bank, or any subsidiary or affiliate of the Company or the Bank shall be entitled to an injunction or temporary restraining order, without any requirement of a bond preventing Executive and any others from disclosing or utilizing, or attempting to disclose or utilize, in whole or in part, such Trade Secrets, and no bond shall be required of the Company, the Bank, or any subsidiary affiliate in connection with their enforcement of this provision. Nothing herein shall be construed as prohibiting or limiting the Company, the Bank, or any subsidiary or affiliate of the Company or the Bank from also exercising any other available rights or remedies for such breach or threatened breach, including, without limitation, the recovery of damages from Executive or others.

7. Arbitration. Any dispute or controversy arising under or in connection with this Agreement other than as a result of the provisions of Section 6 hereof, shall be settled exclusively by arbitration. Each party shall appoint one arbitrator and shall notify, in writing, the other party of such appointment and request the other party to appoint one arbitrator within 30 days of receipt of such request. If the party so requested fails to appoint an arbitrator, the party making the request shall be entitled to designate two arbitrators. The two arbitrators shall select a third. The written decision of a majority of the arbitrators shall be binding upon the Bank, the Company and Executive and enforceable by law. The arbitrators shall, by majority vote, determine the place for hearing, the rules of procedure, and allocation of the expenses of the arbitration. Absent any written agreement to the contrary, the rules of the American Arbitration Association shall apply to any arbitration proceedings.

8. Successors: Binding Agreement.

(a) This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of the Bank and/or the Company regardless of whether such occurrence constitutes a Change in Control hereunder and the Bank and the Company shall require any such successor to expressly assume and agree to perform this Agreement. As used in this Agreement, “Company” and “Bank” shall mean the Company and Bank as herein respectively defined and their successors and assigns, including any successors and assigns to their respective businesses and/or assets as aforesaid, which is required by this Agreement to assume and perform this Agreement, whether by operation of law or otherwise. In the event any successor to the Company has total assets in excess of $10 billion and does not maintain a Florida-based holding company, then the term “successor” shall only include the bank resulting from such transaction.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, and otherwise at the times and in the amounts specified herein, to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

9. Section 409A.

(a) Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and determined pursuant to procedures adopted by the Bank) at the time of his separation from service and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Termination Date (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Termination Date (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the Termination Date or (ii) Executive’s death (the applicable date, the “Permissible Payment Date”).

(b) Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A).

10. Miscellaneous.

(a) All notices required or permitted hereunder shall be given in writing by actual delivery or by Registered or Certified Mail (postage prepaid), at the following addresses or at such other places as shall be designated in writing:

If to the Executive:

3399 Regal Crest Dr

Longwood, Florida 32779

If to the Company or Bank:

100 North Laura Street

Suite 1000

Jacksonville, Florida 32202

(904) 421-3040

Attention: Chairman of the Board

(b) If any provision of this Agreement shall be determined to be void by any court or arbitral authority of competent jurisdiction, then such determination shall not affect any provisions of this Agreement, all of which shall remain in full force and effect.

(c) The failure of the parties to complain of any act or omission on the part of either party, no matter how long the same may continue, shall not be deemed to be a waiver of any rights hereunder.

(d) This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. It may be modified or terminated only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

(e) The recitals contained in this Agreement are expressly made a part hereof. Herein, references to any gender shall include all genders, and the singular shall include the plural and vice versa. The words “include”, “including” and derivations thereof shall mean without limitation by reason of enumeration or otherwise.

(f) This Agreement represents the entire understanding and agreement among the parties and supersedes any prior agreements or understandings with respect to the subject matter hereof. It is intended and agreed that the Company, the Bank and its direct and indirect subsidiaries are express beneficiaries of this Agreement and may enforce the provisions hereof to the same extent as the Bank.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

[Signatures on following page]

The parties are signing this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Stephen C. Green
Stephen C. Green

THE JACKSONVILLE BANK

By:	/s/ Margaret Incandela
Name:	Margaret Incandela
Executive Vice President

JACKSONVILLE BANCORP, INC.

By:	/s/ Gary L. Winfield, M.D.
Name:	Gary L. Winfield, M.D.
Chairman of the Board of Directors

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